MONTHLY REPORT - AUGUST, 2009

                          Providence Select Fund, LP
             The net asset value of a unit as of August 31, 2009
                was $621.34, down 7.9% from $674.67 per unit
                             as of July 31, 2009.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (1,796.337 units)at           $   1,211,925.78     1,789,191.21
   July 31, 2009
Addition of 11.859 units on August 1,                 8,000.99       173,012.02
   2009
Redemption of 204.612 units on August 31,          (127,133.62)     (590,742.96)
   2009
Net Income (Loss)                                   (96,414.12)     (375,081.24)
                                               ----------------  ---------------
Ending Net Asset Value (1,603.584 units)      $     996,379.03       996,379.03
   on August 31, 2009                          ================  ===============
Net Asset Value per Unit at
   August 31, 2009                            $         621.34

                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                 $     (58,873.72)     (118,389.36)
         closed contracts

      Change in unrealized gain (loss) on open       (7,978.43)            0.00
         contracts

   Interest income                                      125.38         1,067.29
                                                ---------------  ---------------
Total: Income                                       (66,726.77)     (117,322.07)
Expenses:
   Brokerage commissions                              6,379.69        62,402.09
   Operating expenses                                 7,859.34        68,860.59
   Incentive fee                                          0.00             0.00
   Management fee                                         0.00             0.00
   Continuing service fee                             4,001.84        34,924.65
   Organizational & offering expenses                11,446.48        91,571.84
                                                ---------------  ---------------
Total: Expenses                                      29,687.35       257,759.17
                                                ===============  ===============
Net Income (Loss) - August 31, 2009           $     (96,414.12)     (375,081.24)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP